EMPLOYMENT AGREEMENT

                This Employment Agreement is entered into as of the 1st day of July, 2001, by and between Gateway Energy Corporation, a Delaware corporation, with its principal place of business at 500 Dallas Street, Suite 2615, Houston, Texas  77002 (hereinafter the “Company”), subject to the further definition set forth in Section 7.1, and Michael T. Fadden, whose address is 1701 Hermann Drive, Houston, Texas 77004 (hereinafter “Executive”).

                WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders; and

                WHEREAS, the Board of Directors of the Company has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including Executive, to their assigned duties without distraction.

                NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties set forth herein, and for other good and valuable consideration, the parties agree as follows:

Section 1.  Employment.

                The Company and Executive agree that Executive shall serve as President and Chief Executive Officer of the Company.  Executive shall perform such duties and exercise such powers pertaining to the management and operations of the Company as may be determined from time to time by the Company.  Such duties and powers shall be consistent with those normally expected of persons holding similar positions.  Executive’s duties, however, are subject to reasonable modifications based on future developments in the Company’s business.

Section 2. Term of Agreement.

                This Agreement will be effective as of July 1, 2001, and, except as otherwise provided in this Agreement, will continue in effect until October 31, 2004 and shall be renewable for additional one (1) year terms at the option of the Company.  If either party chooses not to renew this Agreement for a successive one year term, the party making that choice must provide the other party with notice of the intent not to renew at least 180 days prior to the expiration of the then current term.  If a Change in Control occurs prior to the expiration of the initial term of this Agreement, this Agreement will continue in effect for three (3) years from the Change in Control.  If a Change in Control occurs during a one (1) year renewal term, this Agreement will continue in effect for one (1) year from the Change in Control.  Executive’s base salary while employed will be determined from year to year in accordance with the Company’s Executive Compensation Plan (the “Plan”), but shall be no less than $175,000 annually.

Section 3. Change in Control.

                The Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control exists, and that possibility, along with the uncertainty and questions which may arise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.  In order to induce Executive to remain in its employ, the Company agrees to provide Executive the payments and benefits described in this Agreement if Executive's employment with the Company is terminated subsequent to a “Change in Control” of the Company as defined in Section 4, under the circumstances described in Section 5.

Section 4. Definition of Change in Control.

                For purposes of this Agreement, a Change in Control of the Company means the occurrence of any of the following events during the period in which this Agreement remains in effect.  A Change in Control will be deemed to occur on the date the event occurs:

4.1           Change in Voting Power. Any person or persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act (other than the Company, or any Subsidiary, or any entity beneficially owned by any of the foregoing) beneficially own (as defined in Rule 13(d)-3 under the Exchange Act) without Board approval or consent, directly or indirectly, at least thirty percent (30%) of the total voting power of the Company entitled to vote generally in the election of the Board;

4.2           Change in Board of Directors. Either:

(a)           the Current Directors (as hereinafter defined) cease for any reason to constitute at least a majority of the members of the Board (for these purposes, a “Current Director” means any member of the Board as of the date of this Agreement, and any successor of a Current Director whose election or nomination for election by the Company's stockholders was approved by at least a majority of the current Directors then on the Board); or

(b)           at any meeting of the stockholders of the Company called for the purpose of electing directors, a majority of the persons nominated by the Board for election as directors fail to be elected; or

4.3           Liquidation, Merger or Consolidation. The stockholders of the Company approve:

(a)           a plan of complete liquidation of the Company; or

(b)           an agreement providing for the merger or consolidation of the Company (i) in which the Company is not the continuing or surviving corporation (other than consolidation or merger with a wholly owned subsidiary of the Company in which all shares outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (ii) pursuant to which the shares are converted into cash, securities or other property, except a consolidation or merger of the Company in which the holders of the shares immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the common stock of the continuing or surviving corporation immediately after such consolidation or merger, or in which the Board immediately prior to the merger or consolidation would, immediately after the merger or consolidation, constitute a majority of the board of directors of the continuing or surviving corporation; or

4.4           Sale of Assets. The stockholders of the Company approve an agreement (or agreements) providing for the sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company.

Section 5.  Termination Following Change in Control.

If any of the events described in Section 4 constituting a Change in Control occur, Executive will be entitled to the payments and benefits provided for in Section 6 if a subsequent termination of Executive's employment occurs within three (3) years from the date of that Change in Control, unless that termination is:

(a)           because of Executive's death;

(b)           by the Company for Cause or Disability; or

(c)           by Executive other than for Good Reason.

Those payments and benefits will be in lieu of any severance payments Executive would otherwise receive in accordance with Section 19 of this Agreement.

5.1           Cause. Termination by the Company of Executive's employment for “Cause” means Executive has materially breached this Agreement or has engaged in action or misconduct in connection with the performance of his duties that is injurious to the business of the Company, or is convicted of a felony or commits an act of gross, flagrant, and willful misconduct relating to his employment or the Company’s business, including, but not limited to, theft or embezzlement of the Company’s property or money, or an act of fraud against the Company.  If Company believes Cause exists, as defined herein, a written notice will be delivered to Executive by the Chief Executive Officer of the Company (or if Executive is the Chief Executive Officer, the Chairman of the  Compensation and Stock Option Committee) that specifically identifies the manner in which the Chief Executive Officer (or the Chairman of the Committee) believes that Executive has given the Company Cause for termination of Executive's employment, and giving Executive an opportunity for Executive, together with Executive's counsel, to be heard before the Board of Directors of the Company.  The Board of Directors of the Company may then make a finding that, in the good faith opinion of two-thirds of the Board of Directors (excluding the Executive), Executive acted (or failed to act when he should have acted) in a manner constituting Cause as defined herein, and specifying the particulars of that finding in detail. For purposes of this subsection 5.1, no act, or failure to act, on Executive's part will be considered “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's action or omission was in the best interest of the Company.  Following the opportunity for the Executive, together with the Executive’s counsel, to be heard, the Board of Directors may excuse the Executive from any further Board of Directors’ proceeding where the finding is discussed or made.

5.2           Disability. Termination by the Company of Executive's employment for “Disability” means termination of Executive’s employment following and because of Executive's failure to perform substantially all of the material duties of his position for a period of at least one hundred eighty (180) consecutive calendar days due to physical or mental illness or injury.  Executive will continue to receive Executive's full base salary at the rate in effect and any bonus payments under the Plan payable during the one hundred eighty (180) day qualification period until termination of Executive's employment for Disability. After that termination, Executive's benefit will be determined in accordance with the Company's other benefit plans and practices then in effect that apply to Executive.  The Company will have no further obligation to Executive under this Agreement and all supplemental benefits will be terminated.  If the Company and Executive disagree as to Executive's incapacity, each may appoint a medical doctor to certify his opinion as to Executive's incapacity, and if the doctors do not agree as to Executive's incapacity, then the two doctors will appoint a third medical doctor to certify his opinion as to Executive's incapacity, and the decision of a majority of the three doctors will prevail.  The Company will bear the costs of the doctors’ opinions.

5.3           Good Reason. Termination by Executive of Executive's employment for “Good Reason” means termination by Executive of Executive's employment based on:

(a)           The assignment to Executive of duties inconsistent with his position and status with the Company as they existed immediately prior to a Change in Control, or a substantial change in Executive's title, offices or authority, or in the nature of his responsibilities, as they existed immediately prior to a Change in Control, except in connection with the termination of his employment for Cause or Disability or as a result of his death or by Executive other than for Good Reason;

(b)           A reduction in Executive's base salary as in effect on the date of this Agreement or as his salary may be increased from time to time;

(c)           A failure to continue the Company's Plan, as it may be modified from time to time, substantially in the form in effect immediately prior to a Change in Control, or a failure to continue Executive as a participant in the Plan on a basis substantially similar to his participation immediately prior to a Change in Control, or to pay Executive the amounts that Executive would be entitled to receive in accordance with the Plan;

(d)           Requiring Executive to be based more than fifty (50) miles from the location where Executive is based immediately prior to a Change in Control, except for required travel on business to an extent substantially consistent with Executive’s business travel obligations prior to the Change in Control, or if Executive is agreeable to relocating, then the Company agrees to reimburse Executive for all reasonable moving expenses incurred by Executive or to indemnify Executive against any loss realized in the sale of his principal residence in connection with that relocation;

(e)           The failure to continue in effect any retirement plan, life insurance plan, medical insurance plan, disability plan or any other benefit plan in which Executive is participating immediately prior to a Change in Control (or provide plans providing Executive with substantially similar benefits), the taking of any action by the Company that would adversely affect Executive's participation or materially reduce his benefits under any of those plans or deprive Executive of any material fringe benefit enjoyed by Executive immediately prior to a Change in Control; or

(f)            The failure by the Company to obtain the assumption of this Agreement by any successor, as contemplated in Section 7.

5.4           Notice of Termination. Any purported termination by the Company pursuant to subsections 5.1 or 5.2 or by Executive pursuant to subsection 5.3 will be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” means a notice that indicates the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated. Any purported termination not effected pursuant to a Notice of Termination meeting the requirements set forth in this Agreement will not be effective.

5.5           Date of Termination.  For purposes of this Agreement, the date of the termination of Executive’s employment (“Date of Termination”) will be:

(a)           if Executive’s employment is terminated by his death, the end of the month in which his death occurs;

(b)           if Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given; or

(c)           if Executive’s employment is terminated by Executive or by the Company for any other reason, the date specified in the Notice of Termination.

Section 6.  Payments and Benefits Upon Certain Terminations Following a Change in Control.

If within three (3) years following the Change in Control, Executive's employment is terminated other than for Death, Disability or Cause, or if Executive terminates his employment for Good Reason, then the following provisions will apply:

6.1           Compensation Through Date of Termination. The Company will pay Executive within thirty (30) days after termination:

(a)           Any unpaid amount of Executive’s base salary through the Date of Termination;

(b)           With respect to any year then completed, any unpaid amount accrued to Executive pursuant to the Plan; and

(c)           With respect to any year then partially completed, a pro rata portion through the Date of Termination of Executive’s annual bonus under the Plan, based upon the amount of his bonus for the previous year.

6.2           Additional Severance. In lieu of any further salary and bonus payments to Executive for periods subsequent to the Date of Termination, or other severance payments, the Company will pay as severance pay to Executive two times the sum of:

(a)           Executive's annual base salary as of the date of Change in Control, or as of the Date of Termination, whichever is greater; and

(b)           Executive's annual bonus under the Plan.  Executive's annual bonus amount is to be based on the greater of:

(1)           the average of Executive's bonus for the two fiscal years of the Company preceding the year in which the Change in Control occurs; or

(2)           the average of Executive's bonus for the two fiscal years of the Company preceding the year in which the termination of employment occurs.

The severance pay provided for in this Section 6.2 shall be transferred to a “Rabbi Trust,” effective as of the Date of Termination, and paid to Executive in twenty-four (24) equal monthly installments commencing on the first day of the next month following the Date of Termination, and on the first day of each subsequent month, until fully paid.

6.3           Benefit Plans.  In the event of a Change in Control, unless Executive's employment is terminated for Cause, the Company will, at the Company expense, maintain in full force and effect for Executive's continued benefit, for a period of four (4) years following the Date of Termination, the health, dental, disability and other welfare benefits, plan, programs and arrangements substantially equivalent to the most valuable coverage provided under any plan maintained by the Company from time to time during such period.  In addition, Executive will continue to be provided during the four (4) years following the Date of Termination, with the same life insurance coverage maintained on his life immediately prior to the Date of Termination.  These benefits shall be reduced by the amount of similar benefits provided to Executive during such period by a subsequent employer, as determined solely by the Board.  For the purposes of enforcing this offset provision, Executive shall notify the Board as to the terms and conditions of any subsequent employment and the corresponding benefits received pursuant thereto, and shall provide, or cause to provide the Board, correct, complete, and timely information concerning the same.

6.4           No Mitigation Required.  Executive will not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise, nor will the amount of any payment provided for in this Section 6 be reduced by any compensation earned by Executive as the result of employment with another employer after the Date of Termination or otherwise, except for a reduction in benefits as set forth in subsection 6.3.

6.5           Tax Gross-up Payment.  If any payments or benefits provided pursuant to this Section 6 are subject to an excise tax on an “excess parachute payment” under Section 4999 of the Internal Revenue Code of 1986 (the “Code”), or any successor provision of the Code, or are subject to an excise or penalty tax under any similar provision of any other revenue system to which Executive may be subject, the Company will provide a gross-up payment to Executive in order to place Executive in the same after-tax position Executive would have been in had no excise or penalty tax become due and payable under Code Section 4999 (or any successor provision) or any similar provision of another revenue system.  No gross-up payment will be made for any excise or penalty tax attributable to any stock options granted to Executive, or for any other payments or benefits provided to Executive under other sections of this Agreement.

Section 7. Successors; Binding Agreement.

7.1           Assumption by Company’s Successor.  The Company will request any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement.  Failure of the Company to obtain that agreement prior to the effectiveness of any succession will be a breach of this Agreement and will entitle Executive to payments and benefits from the Company in the same amount and on the same terms to which Executive would be entitled under this Agreement if Executive terminated Executive's employment for Good Reason within three (3) years following a Change in Control, except that for purposes of implementing the foregoing, the date on which that succession becomes effective will be deemed the Date of Termination.  As used in this Agreement, “Company” means Gateway Energy Corporation and any successor to its business and/or assets, regardless of whether such successor specifically assumes and agrees to perform this Agreement.

7.2           Enforcement by Executive’s Successor. This Agreement will inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Executive dies subsequent to the termination of Executive's employment while any amount would still be payable to Executive pursuant to this Agreement if Executive had continued to live, all those amounts, will be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there be no designee, to Executive's estate. The foregoing payment will be made in a lump sum within sixty (60) days following the date of Executive's death.

Section 8.  Working Facility.

Executive will perform his services hereunder at the principal office of the Company, located in Houston, Texas, except as travel to other locations is warranted by the business of the Company.  The Company shall provide Executive with such office space, secretarial help, and other facilities and services as may be suitable to his position and appropriate for the performance of his duties.

Section 9.  Expenses and Benefits.

The Company shall pay or reimburse Executive for any expenses reasonably incurred by him in furtherance of his duties hereunder, including, but not limited to, reasonable expenses for traveling, meals and hotel accommodations, upon submission by Executive of vouchers or itemized statements therefor, prepared in compliance with such rules and policies as the Company may from time to time adopt and as may be required in order to permit such payments as proper deductions by the Company under the Internal Revenue Code and the rules and regulations adopted pursuant thereto, now or hereafter in effect.

Executive shall have made available to him, on substantially the same terms as other management level employees of the Company, group insurance, retirement plans, and other benefit programs in effect from time to time during the term of Executive’s employment.  Executive’s participation under any group insurance programs, retirement plans or other benefit programs shall be subject to the applicable terms and conditions of the same.  This paragraph shall not be construed as a commitment on the part of the Company to establish, maintain, or continue any such plans or programs.

Section 10. Notice.

For purposes of this Agreement, notices and all other communications provided for in this Agreement will be in writing and will be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company will be directed to the attention of the Chief Executive Officer of the Company (or if the notice is from the Chief Executive Officer, to the Secretary of the Company), or to such other address as either party may have furnished to the other in writing in accordance with this Section 10, except that notice of change of address will be effective only upon receipt.

Section 11. Modification and Waiver.

No provision of this Agreement may be modified, waived or discharged unless that waiver, modification or discharge is agreed to in writing by Executive and such officer as may be specifically designated by the Board of Directors of the Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by that other party will be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.

Section 12. Construction.

This Agreement supersedes any oral agreement between Executive and the Company and any oral representation by the Company to Executive with respect to the subject matter of this Agreement.  The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Texas.

Section 13. Severability.

If any one or more of the provisions of this Agreement, including but not limited to Section 18 hereof, or any word, phrase, clause, sentence or other portion of a provision is deemed illegal or unenforceable for any reason, that provision or portion will be modified or deleted in such a manner as to make this Agreement as modified legal and enforceable to the fullest extent permitted under applicable laws. The validity and enforceability of the remaining provisions or portions will remain in full force and effect.

Section 14. Counterparts.

This Agreement may be executed in two or more identical counterparts, each of which will take effect as an original and all of which will evidence one and the same agreement.

Section 15. Legal Fees.

If the Company breaches this Agreement or if, within three (3) years following a Change in Control, (a) Executive's employment is terminated by the Company other than for Cause or Disability; or (b) Executive terminates Executive's employment for Good Reason, the Company will reimburse Executive for all legal fees and expenses reasonably incurred by Executive as a result of that termination (including all those fees and expenses, if any, incurred in contesting or disputing the termination or in seeking to obtain or enforce any right or benefit provided by this Agreement, unless the Company is the prevailing party in such contest or dispute).

Section 16. Employment by a Subsidiary.

Either the Company or a Subsidiary may be Executive's legal employer. For purposes of this Agreement, any reference to Executive's termination of employment with the Company means termination of employment with the Company and all Subsidiaries, and does not include a transfer of employment between any of them. The actions referred to under the definition of “Good Reason” in subsection 5.3 include the actions of the Company or Executive's employing Subsidiary, as applicable. The obligations created under this Agreement are obligations of the Company. A change in control of a Subsidiary will not constitute a Change in Control for purposes of this Agreement unless there is also a contemporaneous Change in Control of the Company. For purposes of this Agreement, a “Subsidiary” means an entity more than fifty percent (50%) of whose equity interests are owned directly or indirectly by the Company.

Section 17.  Arbitration.

Except for the rights and duties of the parties set forth in Section 18 of this Agreement, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Houston, Texas, according to the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid for all periods up to the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

Section 18.  Restrictive Covenant.

18.1         Need for Protection.  Executive acknowledges that, because of his senior executive position with the Company, his knowledge of the affairs of the Company and his relations with its suppliers and customers, he could do serious damage to the financial welfare of the Company, should he compete or assist others in competing with the business of the Company.  Accordingly, the parties agree as follows:

18.2         Confidential Information.

(a)           Non-Disclosure.  Except as the Company may permit or direct in writing, during the term of this Agreement and thereafter, Executive agrees that he will never disclose to any person or entity any confidential or proprietary information, knowledge, or data of the Company, which he may have obtained while in the employ of the Company, relating to any customers, customer lists, methods of distribution, sales, prices, profits, costs, contracts, inventories, suppliers, dealers, distributors, business prospects, business methods, manufacturing ideas, formulas, plans or techniques, research, trade secrets, or know how of the Company.

(b)           Return of Records.  All records, documents, software, computer disks, and any other form of information relating to the business of the Company, which are or were prepared or created by Executive, or which may or did come into his possession during the term of his employment with the Company, including any and all copies thereof, shall be returned to the Company, or as the case may be, shall remain in the possession of the Company, upon termination of employment for any reason.

(c)           Future Employment.  Nothing in this section shall limit the Executive’s right to carry Executive’s accumulated career knowledge and professional skills to any future employment, subject to the specific limitations of the foregoing provisions of this section and the covenants set forth below.

18.3         Non-Competition.

(a)           Scope of Operations.  The parties hereto acknowledge that the Company’s operations are within the continental United States, and that it conducts business throughout the continental United States, thus, the Company’s need for protection against unfair competition is throughout the continental United States.

(b)           Covenant Not To Compete.  Executive agrees that he will not, during the term of this Agreement and for a period of six (6) months after his employment with the Company has terminated:

(1)           engage directly or indirectly, for his own personal benefit or the benefit of any person or entity other than the Company, in bidding on any projects which would result in direct competition with the Company, anywhere in the continental United States; or

(2)           develop, promote, invest in, provide financing for, be employed by, or operate any business on his own behalf, or for any other person or entity, which bids or solicits on any projects which would result in direct competition with the Company, or, assist any other person in doing so; and

(3)           in addition to the foregoing, Executive further agrees that during the term of this Agreement and for a period of two (2) years after his employment with the Company has terminated, he will not engage directly or indirectly, in any manner with any business or company engaged in the on purpose removal of nitrogen from natural gas streams.

(c)           Covenant Not To Solicit.  Executive agrees that he will not for a period of two (2) years after his employment with the Company has terminated:

(1)           directly or indirectly request or advise any of the Company’s customers or suppliers to curtail their business with the Company or to patronize another business which is in competition with the Company; or

(2)           directly or indirectly, on behalf of himself or any other person or entity, request, advise, or solicit any employee of the Company to leave that employment in order to engage in, or assist any other person or entity to engage in, competition with the Company.

18.4         Termination Without Cause.  It is understood and agreed that in the event the Company terminates Executive’s employment without Cause, subsection 18.3 hereof shall be null and void.  Notwithstanding the foregoing provision, however, if Executive’s employment is terminated under circumstances which entitle him to receive the payments and benefits provided in Section 6 of this Agreement, then in such event, the provisions of Section 18.3 hereof shall remain in full force and effect.

18.5         Judicial Modification.  In the event that any court of law or equity shall consider or hold any aspect of this Section 18 to be unreasonable or otherwise unenforceable, the parties hereto agree that the aspects of this section so found may be reduced, reformed or modified by appropriate order of the court, and shall thereafter continue, as so modified, in full force and effect.

18.6         Injunctive Relief.  The parties hereto acknowledge that the remedies at law for breach of this section will be inadequate, and the Company shall be entitled to injunctive relief for violation thereof; provided, however, that nothing herein shall be construed as prohibiting the Company from pursing any other remedies available for such breach or threatened breach, including the recovery of damages from Executive.

Section 19.  Termination and Severance; No Change in Control.

Executive’s employment under this Agreement may be terminated, separate and apart from the occurrence of a Change in Control, in one of the following ways:

19.1         Mutual Agreement.  At any time by mutual written agreement of both parties to this Agreement, subject to any terms and conditions specified in such mutual written agreement; or

19.2         For Cause.  At any time by the Company, by written notice to Executive, terminating this Agreement and discharging Executive for Cause, as defined in Section 5.1 of this Agreement; or

19.3         Automatically.  Automatically and immediately should one of the following events occur:

(a)           Executive dies; or

(b)           Executive’s Disability, as defined in Section 5.2 of this Agreement.

19.4         Severance.  In addition to the foregoing, Company may at any time, upon thirty (30) days’ written notice, terminate this Agreement without Cause.  If termination occurs during the initial term of this Agreement, Executive shall be entitled to severance pay in an amount equal to (including amounts paid during the 30-day notice period) one (1) years’ base salary at the rate then in effect, or the base salary attributable to the remaining months of the term of this Agreement at the rate then in effect, whichever is greater.  If termination occurs during a one (1) year renewal period under this Agreement, Executive shall be entitled to severance pay in an amount equal to (including amounts paid during the 30-day notice period) the base salary attributable to the remaining months of the one (1) year term at the rate then in effect.  In either event, Executive shall also receive a pro rata share of any cash bonus paid for the year, attributable to that portion of the year during which Executive was employed, and will also receive any unpaid bonus attributable to the previous year of employment.  The base salary portion of the severance shall be payable, at the Company’s option, in a lump sum or in equal monthly installments consistent with the Company’s ordinary payroll practices.  The cash bonus portion of the severance shall be paid in accordance with the schedule set forth in the Plan.  Executive shall also be entitled to continuation of benefits, at the expense of the Company, then in effect under this Agreement (i) thru October 31, 2004 if the Company elects to terminate this Agreement under this provision prior to that date; (ii) through the end of the applicable renewal term if termination occurs after October 31, 2004; or (iii) if sooner, until such time as he secures alternative employment which provides him with comparable benefits.  If the Company terminates this Agreement without Cause, the Company shall have the right at its option, to require Executive to immediately leave the Company’s premises; provided, that the Company shall be obligated to pay (as part of the severance) Executive’s base salary during the 30-day notice period.

Section 20.  Exclusivity of Services.

Executive agrees that his employment with the Company will be full time, and that he will devote his best efforts and attention to the business of the Company.  The Company agrees that Executive will serve as a member of the Board of Directors of the Company.  In the event of his election to the Board, Executive will receive no additional compensation for his services as a Board member.  The Company, through the Board of Directors, agrees to nominate the Executive to serve as a member of the Board of Directors of the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GATEWAY ENERGY CORPORATION, INC.

By:
John B. Ewing, Chairman
Compensation and Stock Option
Committee

Michael T. Fadden